Exhibit g.1
                       INVESTMENT ADVISORY AGREEMENT


         DUFF & PHELPS UTILITIES INCOME INC., a Maryland corporation registered under the Investment Company Act of 1940 ("1940 Act") as a closed-end diversified management investment company ("Fund"), and DUFF & PHELPS INVESTMENT MANAGEMENT CO., an Illinois corporation registered under the Investment Advisers Act of 1940 as an investment adviser ("Manager"), agree that:

                  1. Engagement of Manager. Manager shall manage the investment and reinvestment of the assets of Fund, subject to the supervision of the board of directors of Fund, for the period and on the terms set forth in this Advisory Agreement. Manager shall give due consideration to the investment policies and restrictions and the other statements concerning Fund in Fund's charter, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 ("1933 Act"), and to the provisions of the Internal Revenue Code applicable to Fund as a regulated investment company. Manager shall be deemed for all purposes to be an independent contractor and not an agent of Fund, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent Fund in any way.

                  Manager is authorized to make the decisions to buy and sell securities of Fund, to place Fund's portfolio transactions with securities broker-dealers, and to negotiate the terms of transactions, on behalf of Fund. Manager is authorized to exercise discretion within Fund's policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

                  2. Expenses to be paid by Manager. Manager shall furnish, at its own expense, office space to Fund and all necessary office facilities, equipment and personnel for managing the assets of Fund. Manager shall also assume and pay all other expenses incurred by it in connection with managing the assets of Fund, except that Manager shall not assume and pay any expenses that J.J.B. Hilliard, W.L. Lyons, Inc. ("Hilliard/Lyons") is obligated to pay under the Administration Agreement ("Administration Agreement") between Fund and Hilliard/Lyons.




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                  3. Expenses to be paid by Fund. Fund shall pay all
         charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing, dividend reinvestment, redemption and remarketing agents, if any, including any charges for bookkeeping services provided by Fund's custodian; all charges of legal counsel and of independent auditors; all compensation of directors other than those affiliated with Manager, Duff & Phelps Inc. or Hilliard/Lyons and all expenses incurred in connection with their services to Fund; all expenses of publication of notices and reports to its shareholders; all expenses of proxy solicitations of Fund or its board of directors; all expenses of printing of Fund's prospectus and registration statement and mailing copies of the prospectus; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of Fund; all expenses of bond and insurance coverage required by law or deemed advisable by Fund's board of directors; all expenses of maintaining the registration of Fund under the 1940 Act; all interest expenses; and all fees, dues and expenses incurred by Fund in connection with membership in any trade association or other investment company organization. In addition to the payment of expenses, Fund shall also pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities.

                  4. Compensation of Manager. For the services to be rendered and the charges and expenses to be assumed and to be paid by Manager hereunder, Fund shall pay Manager a quarterly fee at an annual rate of 0.60 of 1% of the Average Weekly Net Assets of the Fund which does not exceed $1.5 billion and 0.50 of 1% of Average Weekly Net Assets in excess of $1.5 billion, as determined by valuations made as of the last business day of each calendar week ending during the quarter, which fee shall be payable on the first business day of the next quarter. For purposes of the foregoing calculation, Average Weekly Net Assets shall be equal to the sum of (i) the aggregate net asset value of the Fund's common stock,
         (ii) the aggregate liquidation preference of the Fund's preferred stock and (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

                  5. Services of Manager not exclusive. The services of Manager to Fund hereunder are not to be deemed exclusive, and Manager shall be free to render similar services to others so long as its services under this Advisory Agreement are not impaired by such other activities.




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                  6. Limitation of liability of Manager. Manager shall not
         be liable to Fund or its shareholders for any loss suffered by Fund or its shareholders from or as a consequence of any act or omission of Manager, or of any of the directors, officers, employees or agents of Manager, in connection with or pursuant to this Advisory Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of Manager in performance of its duties or by reason of reckless disregard by Manager of its obligations and duties under this Advisory Agreement.

                  7. Duration and renewal. Unless terminated as provided in
         section 8, this Advisory Agreement shall continue in effect until April 30, 2000, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not "interested persons" (as defined in section 2(a)(19) of the 1940 Act) of Fund or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the board of directors of Fund or vote of the holders of a "majority of the outstanding shares of Fund" (which term as used throughout this Advisory Agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

                  8. Termination. This Advisory Agreement may be terminated at any time, without payment of any penalty, by the board of directors of Fund, or by a vote of the holders of a majority of the outstanding shares of Fund, upon 60 days' written notice to Manager. This Advisory Agreement may be terminated by Manager at any time upon 60 days' written notice to Fund. This Advisory Agreement shall terminate automatically in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act).

                  9. Amendment. This Advisory Agreement may not be amended without the affirmative vote (a) of a majority of those directors who are not "interested persons" of Fund or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of Fund.

                  10. Use of Manager's name. The Fund may use the name "Duff & Phelps Utilities Income Inc." or any other name derived from the name "Duff & Phelps" only for so long as this Advisory Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager as investment adviser. At



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         such time as this Advisory Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Fund will (by corporate action, if necessary) cease to use any name derived from the name "Duff & Phelps," any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Manager, or with any organization which shall have succeeded to the Manager's business as investment adviser.


Dated as of May 1, 1998


                                         DUFF & PHELPS UTILITIES INCOME INC.


                                         By:   /s/ Calvin J. Pedersen
                                               ------------------------------
                                               Its  President and Chief
                                               ------------------------------
                                                    Executive Officer
                                               ------------------------------


                                         DUFF & PHELPS INVESTMENT
                                           MANAGEMENT CO.


                                         By:   /s/ Calvin J. Pedersen
                                               ------------------------------
                                               Its  Executive Vice President
                                                    -------------------------





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